Addendum 2

1. This is an addendum to the License Agreement executed on April 10, 2013, and Addendum 1 executed on September 7, 2018 by and between Ning Zhou MA, MBA, Ph.D. (ProLung Biotech Wuxi), an individual acting alone or together with other partners as individuals, a partnership or as a corporation residing at 2962 Benchmark Drive, Salt Lake City, Utah 84109, USA, together with any subsidiaries or Affiliates, here and after named as Party A and ProLung, Inc. (Formerly Fresh Medical Laboratories, Inc.), a Delaware "C" Corporation with its primary office at 757 East South Temple, Suite 150, Salt Lake City, Utah 84102, USA, together with any subsidiaries or Affiliates, here and after named as Party B, each a "Party," and collectively the "Parties."

2. Exclusivity: Party B hereby grants Party A the rights of exclusivity for seven (7) years from the date Party A receives sales and marketing clearance by the CFDA to market and sell Products within the Field of cancer diagnosis and within the Territory.

3. Delivery and Promises by Party A:

   3.1. In exchange for the extended rights of exclusivity by Party B to Party A, Party A agrees to share with Party B the summary results to date of the current CFDA study sufficient to achieve the goals stated below (3.2, 3.3).

   3.2. Party A agrees to support Party B with fundraising by providing the following, which support will be availuable to be provided by Party A and will be not conflicted with Chineses law and regulations.

      3.2.1. Summary of Party B's CFDA study including number of patients enrolled to date, target number, anticipated date of completing enrollment, diagnostic sensitivity, specificity, PPV and NPV to date.

      3.2.2. Names of participating Chinese medical institutions along with the associated Physician Investigators (PIs). The name, address and qualifications of the Clinical Research Organizations (CRO) employed for the study. Affirmation by Party A that all study institutions have formal IRBs (Institutional Research Boards), affirmation by Party A the PIs are trained in HSR (Human Subject Research) and affirmation by Party A the institutions follow the current ICH Harmonized Tripartite Guideline for Good Clinical Practice.

   3.3. Party A agrees to support a pre-submission review by the US-FDA of possible inclusion of outside of US (OUS) clinical data for a FDA application. The support may include Current Prolung Wuxi Biotech CFDA Study protocols and amendments, operator manuals, sample case report forms for enrolled patients, statistical analysis plan and any other information and data that is required for a US FDA pre-submission review.

4. Acknowledgements by Party A and B:
    4.1. Party B and Party A acknowledge that each Party will continue to exclusively own any of their Modifications and Improvements, Know-How and additions that are shared with the other Party.
    4.2. Party B will not take any information Party A provide and harm Party A's value and on-going trial.

5. Exit: In the event of an exit, both Parties A and B will have the option to purchase the other Party at fair market value determined by an independent valuation.

Party A: Ning Zhou

By: ______________________ 1/30/19
Date

Its: CEO

Party B: ProLung, Inc.

By: ______________________ 1/30/19
Date

Its: Interim CEO